SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2008

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers Compensatory Arrangements of Certain Officers

(e)                             On January 16, 2006, the Compensation Committee of the Board of Directors of Eagle Bancorp, Inc. (the “Company”) authorized the payment of the annual cash bonuses, and the award of options under the Company’s 2006 Stock Plan, to the Company’s named executive officers, as set forth in the table below.  The committee also authorized increases in base compensation of 3% - 5% to the amounts set forth below, effective January 1, 2008, for each named executive officer except Mr. Paul, whose base salary is unchanged.

Name	Title	Cash Bonus	Options Awarded	Base Salary
Michael T. Flynn	President – District of Columbia Region	$5,000	3,000	$243,101
Martha Foulon-Tonat	EVP & Chief Lending Officer	$12,500	4,500	$243,101
James H. Langmead	EVP and CFO	$20,000	5,000	$243,101
Thomas D. Murphy	President – Montgomery County Region	$12,500	4,000	$243,101
Susan G. Riel	EVP & COO - EagleBank	$27,500	5,000	$243,101
Ronald D. Paul	President & CEO	—	25,000	$350,000

The Board of Directors also approved on January 16, 2008, the award of an aggregate of 21,500 options to purchase common stock to Mr. Paul in his capacity as a director and to the non-employee directors of the Company other than Mr. Abel, as set forth in the table below, and an additional 12,500 options to the ten non-employee directors who serve only on the Board of Directors of EagleBank.

Name	Options Awarded
Leslie Alperstein	2,000
Dudley Dworken	3,250
Harvey Goodman	3,250
Philip Margolius	3,250
Ronald D. Paul	3,250
Donald Rogers	3,250
Leland Weinstein	3,250

All options granted to named executive officers and directors have an exercise price of $13.0543 per share, and are subject to the terms of the 2006 Stock Plan. Options granted to the Company’s named executive officers have a ten year term from the date of grant, and options granted to Mr. Paul in his capacity as a director and to directors have a five year term from the date of grant.  All options, other than those granted to Mr. Paul as a named executive officer, vest in three installments, commencing on the date of grant. Mr. Paul’s options vest as follows:  4,167 in 2013; 7,660 in 2014; 7,660 in 2015, and 5,513 in 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive
Officer

Dated: January 23, 2008